Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP AND THE JON S. KELLY ADMINISTRATIVE TRUST AGREE TO SETTLE PROXY CONTEST
Novato, California, May 10, 2021 — Bank of Marin Bancorp (NASDAQ: BMRC) (the “Company”) announced today that the Company and the Jon S. Kelly Administrative Trust (“Kelly Trust”) have reached an agreement (the “Agreement”) under which Sanjiv Sanghvi has been added to the Company’s Board of Directors and will be included in the Company’s slate of directors for election to the Board of Directors of the Company at the upcoming Annual Meeting of Shareholders. Pursuant to the Agreement, the Company has agreed to immediately appoint Mr. Sanghvi to the Board of Directors of the Company and include Mr. Sanghvi as a nominee on its slate of director candidates to be nominated by the Board for election at the 2021 annual meeting of shareholders. The 2021 annual meeting of shareholders was previously scheduled for May 11, 2021, but has been rescheduled for June 29, 2021. In connection with the Agreement, the Kelly Trust has agreed to withdraw its nominations of Messrs. Sanghvi and Peter Luchetti in consideration for Mr. Sanghvi being voluntarily added to the Board prior to the 2021 annual meeting. In connection with the Agreement, Mr. Sanghvi will also be appointed to the Compensation and Nominating & Governance Committees of the Board.

Russell A. Colombo, the Company’s Chief Executive Officer, said “We are pleased to have reached an agreement with the Kelly Trust. Management welcomes the perspectives and insights of Sanjiv Sanghvi, who is a well-qualified addition to our board of directors.”

A representative of the Kelly Trust stated, “Our nominee looks forward to working with the other directors and management to build and deliver value for all shareholders.”

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $3.1 billion as of March 31, 2021, Bank of Marin has 21 branches and 7 commercial banking offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by

the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.